UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 27, 2017

AQUA METALS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-37515	47-1169572
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1010 Atlantic Avenue Alameda, California 94501
(Address of principal executive offices)

(510) 479-7635
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

 Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [X]

Item 7.01	Regulation FD Disclosure.

On February 7, 2017, we entered into an Equipment Supply Agreement with a wholly-owned indirect subsidiary of Johnson Controls International plc, or Johnson Controls, pursuant to which we agreed to collaborate on the development of a program for the installation of new greenfield builds and conversion of existing Johnson Controls’ and certain strategic partners of Johnson Controls existing lead smelters to a lead recycling process utilizing our proprietary and patent-pending AquaRefining technology and equipment, know-how and services.

On September 15, 2017, Johnson Controls delivered to us written notice of the first Johnson Controls facility designated by it, on a preliminary basis, for conversion or retrofit. On September 25, 2017, we delivered to Johnson Controls written notice our readiness to commence discussions to convert or retrofit a Johnson Controls facility to be capable of using AquaRefining to produce lead.

During the week of September 25, 2017, we commenced meetings with Johnson Controls for purposes of furthering the discussions concerning the conversion or retrofit of the initial Johnson Controls facility and the negotiation of the definitive Development Program Agreement pursuant to which we will provide to Johnson Controls, and certain strategic partners of Johnson Controls, by way of licensing or sale, AquaRefining technology and the related equipment, engineering and systems integration support sufficient to convert or retrofit existing smelter-based operations. Johnson Controls has reserved the right to definitively designate the initial facility upon the parties’ execution of the definitive Development Program Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AQUA METALS, INC.

Dated: September 27, 2017	/s/ Stephen R. Clarke
Stephen R. Clarke
Chief Executive Officer